Exhibit 10.1

MÜNCHEN

English Summary of a lease agreement dated April 10, 2017 (the Lease) by and between the Immoprojekt Grundstücksverwaltungsgesellschaft mbh (the Landlord) and InflaRx GmbH (the Tenant)

•	Leased Property: the Tenant leases from the Landlord 148 square meters of souterrain space at the estate Semmelweisstraße 8, 82152 Planegg, House II (together, the Premises), as well a share on the communal areas. The Lease also covers one parking spot, subject to a separate agreement attached as Annex 2 to the Lease.

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Term: The term starts on April 15, 2107 and ends on June 30, 2017. Thereafter, the Lease is extended by one month periods, unless one of the parties terminates subject to three weeks’ notice.

Both parties can terminate the Lease for cause.

•	Deposit: The Tenant must provide a bank guarantee in the amount of EUR 5,000 for securing its obligations.

•	Permitted Use: The permitted use is the use as office space. For a change of the permitted use, the Tenant requires the prior written approval of the Landlord.

•	Sublease: The Tenant is not allowed to sublease the Premises without written permission by the Landlord.

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Rent: The monthly rent, starting from May 1, 2017, is EUR 2,150.33. The parties will review the rent after one year if one party requires a rent adjustment. The adjustment will be based on the consumer price index for Germany (at the beginning of the Lease).

The Tenant is liable for all ancillary costs and will provide monthly arrears, subject to a defined ancillary cost calculation.

•	Insurances, Maintenance: The Tenant shall maintain a business liability insurance. The Tenant is obliged to maintain the Premises and to pay for running maintenance costs. The Landlord is obliged to keep the Premises in a usable state.

•	Modifications to leased Premises: The Tenant is permitted to effect modifications to the leased premises only with the prior written approval of the Landlord

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Sublease agreement with ethris GmbH: The Tenant has also concluded a sub-lease agreement with ethris GmbH (the Sub-Lessor) in relation to 206 square meters of office space (the Sub-Lease Space 1), with an option for another 188 square meters of office space (the Sub-Lease Space 2) in the estate Semmelweisstraße 8, 82152 Planegg (the Sub-Lease), the same building as the Lease. The Sub-Lessor is tenant of the Lessor with respect to the space subject to the Sub-Lease. The Lessor has approved the Sub-Lease.

The terms of the Sub-Lease conform essentially with those of the Lease. With respect to the Sub-Lease Space 1, the Term starts on July 1, 2017 and lasts for 18 months until December 31, 2018. The term renews for 5 years unless terminated by either party subject to three months’ notice (such termination to be executed until September 30, 2018). Should the Tenant execute the option with respect to Sub-Lease Space 2, the Sub-Lease lasts until June 30, 2022 for the entire space subject to the Sub-Lease, for which the Tenant has the option to extend the Sub-Lease once for a 5 years period, subject to a 15 months’ notice prior termination of the Sub-Lease Space 2.

Current monthly rent for the Sub-Lease Space 1 is EUR 4,493.68, and monthly rent for the entire space subject to the Sub-Lease, after execution of the option for Sub-Lease Space 2, is EUR 8,685.57. The

Sub-Lease is also subject to valorization based on the German consumer price index.